FOR IMMEDIATE RELEASE
August 8, 2018

Genesis Energy, L.P. Reports Second Quarter 2018 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
We generated the following financial results for the second quarter of 20181:

•	Net Income Attributable to Genesis Energy, L.P. of $11.0 million for the second quarter of 2018 compared to $33.7 million for the same period in 2017.

•
Cash Flows from Operating Activities of $64.5 million for the second quarter of 2018 compared to $115.3 million for the same period in 2017, a decrease of $50.8 million, or 44%, principally due to an increase in working capital needs during the 2018 Quarter.

•
Available Cash before Reserves of $101.0 million for the second quarter of 2018 compared to $99.3 million for the same period in 2017, an increase of $1.7 million, or 2%. During the second quarter of 2017, Available Cash before Reserves included the effects of certain one time items with a net benefit of $14.0 million, which is further discussed and defined below. Available Cash before Reserves provided 1.55X coverage for the quarterly distribution of $0.53 per common unit attributable to the second quarter. We will pay distributions on our convertible preferred units in the form of 511,935 additional convertible preferred units.

•
As described in more detail below, in exchange for a $30 million payment, we granted a third party a limited option to acquire certain of our non-core assets. We currently expect that third party to exercise its option and close that sale in the third quarter. We currently plan to apply the related net proceeds to reduce the balance outstanding under our revolving credit facility, which we project will reduce our bank leverage ratio by approximately 0.3 times.

•	Adjusted EBITDA of $163.8 million for the second quarter of 2018 compared to $140.5 million for the same period in 2017, an increase of $23.3 million, or 16.5%.

Grant Sims, CEO of Genesis Energy, said, “On August 7, 2018, we granted a third party a time-limited option to acquire certain of our non-core assets in exchange for an option payment of $30 million. If that third party timely exercises its option, it will be obligated to purchase those assets for a specified sum less $30 million, subject to customary conditions to closing. There is no guaranty (i) that that third party will exercise its option or (ii) if that third party exercises its option, that the conditions to closing will be satisfied or the closing will otherwise occur.
Turning to our financial results, businesses in the quarter continued to perform well and delivered financial results that provided 1.55 times coverage of our sequentially increased quarterly distribution.
Something that we are focused on is performance below our expectations in our offshore business. Three particular major fields have underperformed our expectations over the last two or three quarters. One field we believe is underperforming as a result of reservoir quality degradation and not due to mechanical factors. Offsetting this in future years are two subsea tie-backs to the same dedicated in-field production facility scheduled to come online; one in early 2019 and one later in 2019. Between now and then, however, our segment margin will be around $5 million a quarter less than what we had previously anticipated.
The other two large underperforming fields we think are predominantly timing related. To maximize reserve recoveries, the operator appears to be producing at a slower rate than communicated to us last year. This lower current level, and yet consistent longer-term production, nonetheless has negatively affected our reasonably anticipated segment margin by approximately $5 million a quarter.
Longer term we are quite bullish on, and pleased with, the activity in and around our substantial footprint of assets in the Gulf of Mexico. Additionally, we are currently seeing increasing demand for our assets from production that is currently dedicated

1 We have recast our prior period non-GAAP measures to conform to our revised approach to defining and presenting such measures, which we adopted in the fourth quarter of 2017. For additional information, please refer to the section entitled “Non-GAAP Measures,” below.

to 3rd party pipelines but is unable to get to shore due to such competitive pipelines being, in our estimation, oversubscribed. Given our excess capacity and connectivity on certain of our systems, we expect to benefit from this takeaway capacity constraint in future periods.
Our recently acquired soda ash operations have continued to exceed expectations. We believe we are on track to produce $165-$175 million in margin for 2018, up from the previously discussed range of $155-$165 million. Our refinery services business continues to perform well and benefits from many of the macro factors and worldwide economic activity that also positively affects soda ash.

Volumes through our onshore terminals and in our pipelines have increased from the year earlier period and sequentially, although to date not at the levels we had previously anticipated. However, based upon July and known nominations for the remainder of the third quarter, we would expect to see meaningful growth in future quarters, especially at our Scenic Station facility servicing the ExxonMobil Baton Rouge refinery in Louisiana. We would anticipate volumes to increase later this year and into 2019 in Texas as integrity work is completed on a downstream pipeline which currently has constrained physical flows to under the minimum volume commitment of our customer.

Margin in our marine segment actually increased slightly on a sequential quarterly basis for the second quarter in a row. While we are reasonably hopeful we've put in a bottom for the quarterly segment margin from our entire fleet of assets, we have no expectation of the fundamentals for marine transportation showing any significant improvement through at least the next several years.

The net effect of this financial performance is slightly lower quarterly, and cumulative, EBITDA than we had expected when we announced our capital reallocation plan last fall. While the coverage of our distribution is strong, the pace of our natural de-levering is slower. We will continue to target and ultimately move to around 4 times or less on our leverage calculation, but it could take a little longer than we had originally reasonably anticipated.

We intend to be prudent and diligent in maintaining financial flexibility to allow the partnership to opportunistically build long term value for all stakeholders without ever losing our commitment to safe, reliable and responsible operations."

Financial Results
Segment Margin
On September 1, 2017, we acquired our trona and trona-based exploring, mining, processing, producing, marketing and selling business, which we refer to as our Alkali business, for approximately $1.325 billion. At the closing, we entered into a transition service agreement to facilitate a smooth transition of operations and uninterrupted services for both employees and customers. We report the results of our Alkali business in our renamed sodium and sulfur services segment, which includes our Alkali business as well as our sulfur removal refinery services operations, which remove sulfur from gas streams for refineries.
Variances between the second quarter of 2018 (the “2018 Quarter”) and the second quarter of 2017 (the “2017 Quarter”) in these components are explained below.
Segment margin results for the 2018 Quarter and 2017 Quarter were as follows:

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Offshore pipeline transportation	$71,602	$78,211
Sodium minerals and sulfur services	64,542	16,337
Onshore facilities and transportation	25,744	25,296
Marine transportation	11,966	14,156
Total Segment Margin	$173,854	$134,000

Offshore pipeline transportation Segment Margin for the 2018 Quarter decreased $6.6 million, or 8.5%, from the 2017 Quarter, primarily due to lower volumes. The 2018 Quarter was negatively impacted by both temporary downtime and the underperformance at several major fields in the deepwater Gulf of Mexico affecting our CHOPS and Poseidon pipelines and certain associated laterals which we own. In addition, the minimum bill reservation fees we collect on one of our offshore oil pipelines had a prior year step down, and we collected approximately $2.2 million less in segment margin relative to the 2017 Quarter.

Sodium minerals and sulfur services Segment Margin for the 2018 Quarter increased $48.2 million, or 295.1%. This increase is primarily due to the inclusion of contributions from our Alkali Business during the 2018 Quarter. The contributions thus far from our Alkali Business have exceeded our expectations and we expect continued strong performance throughout 2018 as we continue to remain the global leader in natural soda ash production. Costs impacting the results of our Alkali Business, many of which are similar in nature to costs related to our sulfur removal business, include costs associated with processing and producing soda ash (and other Alkali products) and marketing and selling activities. In addition, costs include activities associated with mining and extracting trona ore (including energy costs and employee compensation).
Our legacy refinery services results improved in the 2018 Quarter. The 2018 Quarter experienced a 24% increase in NaHS volumes relative to the 2017 Quarter, which is primarily due to an uptick in demand from certain of our international mining customers, primarily located in South America.

Onshore facilities and transportation Segment Margin increased by $0.4 million, or 1.8%, between the two quarters. This increase is primarily attributable to a full quarter of contribution to segment margin from our re-purposed Texas system in 2018, that became operational beginning in May 2017, along with increased volumes on our pipeline and terminal infrastructure in the Baton Rouge corridor relative to the 2017 Quarter. While volumes were down on our Texas system between the three month periods, due to integrity work being completed on a downstream pipeline, we were able to recognize three months of our minimum volume commitment earned during the 2018 Quarter in segment margin. This was partially offset by lower demand for our services in our historical back-to-back, or buy/sell, crude oil marketing business associated with aggregating and trucking crude oil from producers' leases to local or regional re-sale points, including the effects of ceasing our operations in South and West Texas.
Marine transportation Segment Margin for the 2018 Quarter decreased $2.2 million, or 15.5%, from the 2017 Quarter. This decrease in Segment Margin is primarily attributable to our offshore barge fleet entering into short-term spot price contracts, which can lead to a less favorable rebill structure and higher operating costs, as our last legacy long term contract rolled off during the first quarter of 2018. We have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market are at, or approaching, cyclical lows. While we are reasonably hopeful we've reached a bottom for the quarterly segment margin from our entire fleet of assets, we have no expectation of the fundamentals for marine transportation showing any significant improvement through at least the next several years. This excludes the M/T American Phoenix which is under long term contract through September 2020. This was partially offset by higher utilization on our inland barge operation during the 2018 Quarter.

Other Components of Net Income
In the 2018 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $11.0 million compared to $33.7 million in the 2017 Quarter. The 2018 Quarter was negatively impacted by an increase in interest expense and depreciation expense of $19.9 million and $21.5 million, respectively, principally related to the acquisition of our Alkali business, and an increase in general and administrative expenses of $4.2 million primarily related to our overall transition and integration of our Alkali business. These items were partially offset by our $39.9 million increase in segment margin as discussed above. The 2017 Quarter also included a gain on the sale of assets of $26.7 million and a non-cash provision for leased items no longer in use of $12.6 million ("Certain one time items").

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, August 8, 2018, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES	$752,388	$406,723	$1,478,196	$822,214

COSTS AND EXPENSES:
Costs of sales and operating expenses	600,279	306,013	1,180,077	602,819
General and administrative expenses	13,529	9,338	25,203	19,314
Depreciation and amortization	77,680	56,609	152,935	112,721
Gain on sale of assets	—	(26,684)	—	(26,684)
OPERATING INCOME	60,900	61,447	119,981	114,044
Equity in earnings of equity investees	8,324	10,426	18,896	21,761
Interest expense	(57,909)	(37,990)	(114,045)	(74,729)
Other expense	(188)	—	(5,432)	—
INCOME BEFORE INCOME TAXES	11,127	33,883	19,400	61,076
Income tax expense	(256)	(303)	(631)	(558)
NET INCOME	10,871	33,580	18,769	60,518
Net loss attributable to noncontrolling interests	126	153	262	305
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$10,997	$33,733	$19,031	$60,823
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(17,257)	—	(34,145)	—
NET INCOME(LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(6,260)	$33,733	$(15,114)	$60,823
NET INCOME(LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.05)	$0.28	$(0.12)	$0.50
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579	122,579	120,495

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	181,291	219,693	190,455	228,851
Poseidon (1)	225,559	256,727	232,090	258,507
Odyssey (1)	90,326	116,663	99,793	115,645
GOPL	9,110	6,719	9,431	8,089
Offshore crude oil pipelines total	506,286	599,802	531,769	611,092

Natural gas transportation volumes (MMbtus/d) (1)	431,853	502,801	453,910	539,347

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	38,090	30,665	75,304	65,194
Soda Ash volumes (short tons sold)	936,000	—	1,853,000	—
NaOH (caustic soda) volumes (dry short tons sold) (2)	27,573	17,809	57,833	34,216

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	20,643	31,598	25,060	19,822
Jay	13,004	14,435	14,947	14,868
Mississippi	6,367	8,520	6,986	8,668
Louisiana (3)	151,807	131,300	133,598	107,100
Wyoming	32,210	20,638	31,703	18,603
Onshore crude oil pipelines total	224,031	206,491	212,294	169,061

Free State- CO2 Pipeline (Mcf/day)	103,867	60,070	100,308	75,420

Crude oil and petroleum products sales (barrels/day)	49,278	48,564	50,818	47,819

Rail load/unload volumes (barrels/day) (4)	53,005	69,362	52,844	61,511

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	93.5%	90.6%	92.9%	90.3%
Offshore Fleet Utilization Percentage (5)	92.0%	99.3%	93.4%	97.9%

(1) Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2) Caustic soda sales volumes for the 2018 Quarter also include volumes sold from our new Alkali business.
(3) Total daily volume for the three months ended June 30, 2018 includes 30,532 barrels per day of crude oil transported by our new Raceland Pipeline which became fully operational in the second quarter of 2017.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.
(5) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$7,846	$9,041
Accounts receivable - trade, net	432,777	495,449
Inventories	92,520	88,653
Other current assets	42,526	42,890
Total current assets	575,669	636,033
Fixed assets and mineral leaseholds, net	5,381,003	5,430,535
Investment in direct financing leases, net	121,207	125,283
Equity investees	362,852	381,550
Intangible assets, net	173,685	182,406
Goodwill	325,046	325,046
Other assets, net	118,170	56,628
Total assets	$7,057,632	$7,137,481
LIABILITIES AND CAPITAL
Accounts payable - trade	$239,212	$270,855
Accrued liabilities	144,947	185,409
Total current liabilities	384,159	456,264
Senior secured credit facility	1,306,300	1,099,200
Senior unsecured notes, net of debt issuance costs	2,458,614	2,598,918
Deferred tax liabilities	12,244	11,913
Other long-term liabilities	293,524	256,571
Total liabilities	4,454,841	4,422,866
Mezzanine capital:
Class A convertible preferred units	728,459	697,151
Partners' capital:
Common unitholders	1,881,957	2,026,147
Accumulated other comprehensive loss	(604)	(604)
Noncontrolling interest	(7,021)	(8,079)
Total partners' capital	1,874,332	2,017,464
Total liabilities, mezzanine capital and partners' capital	$7,057,632	$7,137,481

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2018	2017
Net Income Attributable to Genesis Energy, L.P.	$10,997	$33,733
Corporate general and administrative expenses	13,466	7,137
Depreciation, depletion, amortization and accretion	79,862	59,382
Interest expense, net	57,909	37,990
Tax expense	256	303
Gain on sale of assets	—	(26,684)
Equity compensation adjustments	50	(51)
Provision for leased items no longer in use	(47)	12,589
Plus (minus) Select Items, net	11,361	9,601
Segment Margin (1)	$173,854	$134,000
(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$10,997	$33,733
Interest expense, net	57,909	37,990
Income tax expense	256	303
Depreciation, depletion, amortization, and accretion	79,862	59,382
EBITDA	149,024	131,408
Plus (minus) Select Items, net	14,742	9,106
Adjusted EBITDA, net	163,766	140,514
Maintenance capital utilized(1)	(4,700)	(3,120)
Interest expense, net	(57,909)	(37,990)
Cash tax expense	(150)	(150)
Other	(7)	1
Available Cash before Reserves	$101,000	$99,255

(1)
Maintenance capital expenditures in the 2018 Quarter and 2017 Quarter were $22.2 million and $6.8 million, respectively. This increase principally is a result of expenditures associated with our Alkali business.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities	$64,488	$115,281
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense, net	57,909	37,990
Amortization of debt issuance costs and discount	(2,659)	(2,678)
Effects of available cash from equity method investees not included in operating cash flows	8,551	8,873
Net effect of changes in components of operating assets and liabilities	30,373	(37,381)
Non-cash effect of long-term incentive compensation expense	(1,551)	2,248
Expenses related to acquiring or constructing growth capital assets	2,896	327
Differences in timing of cash receipts for certain contractual arrangements (1)	(1,148)	(3,166)
Other items, net	4,907	(7,664)
Gain on sale of assets	—	26,684
Adjusted EBITDA	$163,766	$140,514
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

	June 30, 2018
Senior secured credit facility	$1,306,300
Senior unsecured notes	2,458,614
Less: Outstanding inventory financing sublimit borrowings	(22,400)
Less: Cash and cash equivalents	(7,846)
Adjusted Debt (2)	$3,734,668

	Pro Forma LTM
	June 30, 2018
Consolidated EBITDA (per our senior secured credit facility) (3)	$621,937
Acquisitions, material projects and other Consolidated EBITDA adjustments (4)	40,911
Adjusted Consolidated EBITDA (per our senior secured credit facility) (5)	$662,848

Adjusted Debt-to-Adjusted Consolidated EBITDA (1)	5.63	x

(1) Had we closed the sale of our non-core assets on or prior to June 30, 2018 and used the proceeds to pay down the balance on our senior secured credit facility, our pro forma Adjusted Debt to Adjusted Consolidated EBITDA ratio would have been reduced by approximately 0.3X to approximately 5.3X.

(2) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(3) Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(4) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

(5) Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
In the fourth quarter of 2017, we revised portions of the format and definitions relating to our presentation of non-GAAP financial measures. Amounts attributable to prior periods have been recast.

AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense and cash tax expense.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.

Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended June 30,
		2018	2017
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(1,148)	$(3,166)
	Adjustment regarding direct financing leases(2)	1,884	1,709
	Certain non-cash items:
	Unrealized loss on derivative transactions excluding fair value hedges, net of changes in inventory value	641	480
	Adjustment regarding equity investees(3)	10,037	9,140
	Other	(53)	1,438
	Sub-total Select Items, net(4) (Segment Margin)	11,361	9,601
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs(5)	2,896	327
	Equity compensation adjustments	61	(72)
	Other	424	(750)
	Total Select Items, net(6)	$14,742	$9,106
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2) Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.
(3) Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(4) Represents all Select Items applicable to Segment Margin.
(5) Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in acquisition activities.
(6) Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516